Exhibit 23.2 Consent of KBA Group LLP

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on the Post-Effective Amendment No. 3 to Form S-1 of our report dated March 30, 2009, on our audit of the consolidated financial statements of Terra Nova Financial Group, Inc. We also consent to the reference to our firm under the caption "Experts."

/s/ KBA Group LLP
Dallas, Texas
July 13, 2010